Exhibit 23.3
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Continucare Corporation for the registration of 3,000,000 shares of its common stock, and to the incorporation by reference therein of our report, dated July 14, 2006, (included in Continucare Corporation’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 14, 2006) with respect to the combined balance sheets of the MDHC Companies (referred to in our report as “Miami Dade Health Centers”) as of December 31, 2005 and 2004, and the related combined statements of operations, changes in owners’ deficit and cash flows for each of the three years in the period ended December 31, 2005.
/s/ MOORE STEPHENS LOVELACE, P.A.
Certified Public Accountants
Orlando, Florida
December 14, 2006